                                                                      EXHIBIT 8A


                          [SIDLEY & AUSTIN LETTERHEAD]


                                  August 12, 1999


Newcourt Credit Group Inc.
Newcourt Centre
207 Queens Quay West
Suite 700
Toronto, Ontario, Canada M5J 1A7

AT&T Capital Corporation
2 Gatehall Drive
Parsippany, New Jersey  07054

The Chase Manhattan Bank
as Indenture Trustee on behalf of the holders of the 7.125% Exchange Notes, Series A
450 West 33rd Street
New York, New York 10001

               Re:    Registration Statement on Form F-4
                      Registration No. 333-78869
                      ----------------------------------

Dear Ladies and Gentlemen:

               You have requested our opinion as to the material United States federal income tax consequences expected to result to holders from the exchange of 7.125% Notes, Series A for 7.125% Exchange Notes, Series A of Newcourt Credit Group Inc. pursuant to an exchange offer as set forth in the Prospectus (the "Prospectus") included in Amendment No. 1 to the referenced Registration Statement on Form F-4 and exhibits thereto filed with the Securities and Exchange Commission (as amended, the "Registration Statement"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

               Based on the facts as set forth in the Prospectus, it is our opinion that the material United States federal income tax consequences expected to result to holders whose 7.125% Notes, Series A are exchanged for 7.125% Exchange Notes, Series A in the exchange offer, under currently applicable law, are as stated under the caption "United States Federal Income Tax Considerations" in the Prospectus included in the Registration Statement.

               This opinion expresses our view as to the federal income tax laws in effect as of the date hereof, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice of the Internal Revenue Service, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts as incorporated herein might affect the conclusion stated herein.

               We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not consider that we are "experts", within the meaning of the term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

               We express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America, nor do we express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.


                                                   Very truly yours,


                                                   /s/ Sidley & Austin